UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE

SECURITIES EXCHANGE ACT OF 1934

GEOSOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Colorado	85-4106353
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 16th Street, Ste 400, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:    None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates:    333-255887

Securities to be registered pursuant to Section 12(g) of the Act:    Common Stock, $0.0001 par value

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company is authorized to issue Two Hundred Million, (200,000,000) shares of common stock with a par value of $0.0001 per share (the “Common Stock”).

Voting Rights. All shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which shareholders have the right to vote.

Liquidation. In the event of a liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled to share pro-rata all net assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive Rights. No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class.

Dividends. The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by the Company’s board of directors.

ITEM 2.	EXHIBITS.

The following exhibits to this Registration Statement on Form 8-A are either filed herewith or are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit Number	Description of Exhibit

1	The Registrant’s Registration Statement on Form S-1 (No. 333-255887) (the “Registration Statement”), as filed with the Securities and Exchange Commission on May 7, 2021 and as subsequently amended – incorporated herein by reference.

2	Articles of Incorporation of the Registrant– incorporated herein by reference to Exhibit 3.1 to the Registration Statement.

3	Bylaws of the Registrant – incorporated herein by reference to Exhibit 3.2 to the Registration Statement.

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Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DATED: January 22, 2025.	GEOSOLAR TECHNOLOGIES, INC.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Executive Officer

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